For Immediate Release	Contact:
Media Inquiries: Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com
Investor Inquiries: Kate Pearlman (215) 409-7287 Pearlman-Kate@aramark.com

Aramark Reports First Quarter 2018 Earnings
and Increases 2018 Outlook

KEY HIGHLIGHTS

Sales +6%; Organic Sales +5%
Operating Income -10%; Adjusted Operating Income (AOI) -3%1
EPS +132% to $1.16; Adjusted EPS +5%1 to $0.59
Operating Income Margin down 100 bps to 5.5%; AOI Margin down 50 bps to 6.6%1

Full-Year 2018 Outlook Increases due to Tax Reform Benefit

Philadelphia, PA, February 6, 2018 - Aramark (NYSE: ARMK) today reported first quarter fiscal 2018 results.

“2018 is off to a solid start with strong, broad-based revenue growth across all of our segments, as we continue to execute against our clear and focused strategy“ said Eric J. Foss, Chairman, President and CEO. “We are generating improved customer satisfaction by consistently enhancing our product offerings, expanding our focus on health and wellness, and innovating new technologies to boost speed of service and elevate the overall experience.”

Foss also noted: "We recently completed the strategic acquisitions of Avendra and AmeriPride, which we expect to enhance our competitive positioning and create meaningful shareholder value. We are also increasing our full-year outlook, as the benefits from the recent tax reform are expected to more than offset the near-term dilution of these transactions."

1 Constant Currency

FIRST QUARTER RESULTS*

	Sales
	Q1 '18	Q1 '17	Change	Organic Change
FSS United States	$2,650M	$2,531M	5%	5%
FSS International	913	809	13%	6%
Uniform & Career Apparel	403	395	2%	2%
Total Company	$3,965M	$3,735M	6%	5%

	Operating Income			AOI
	Q1 '18	Q1 '17	Change	Q1 '18	Q1 '17	Change
FSS United States	$180M	$176M	2%	$189M	$190M	(1)%
FSS International	46	41	13%	46	41	12%
Uniform & Career Apparel	44	54	(17)%	46	52	(12)%
Corporate	(52)	(27)	(94%)	(17)	(16)	(9)%
Total Company	$219M	$244M	(10)%	$263M	$267M	(2)%
Effect of Currency Translation				(3)
Constant Currency AOI				$260M
* May not total due to rounding. A majority of our Canadian operations were reclassified into the FSS International reportable segment beginning in fiscal 2018. The prior-year period was restated to conform to the current period presentation.

Consolidated sales were $4.0 billion in the quarter, an organic increase of 5% over the prior-year period, driven by revenue growth across all three segments.

The Company continued to drive productivity improvements in United States and International base accounts, while reinvesting in technology and capabilities. In the United States, these improvements were more than offset by start-up costs associated with onboarding of multiple new accounts. Uniform income was impacted from lapping prior-year pricing actions.

FIRST QUARTER SUMMARY
On a GAAP basis, sales were $4.0 billion, operating income was $219 million, net income attributable to Aramark stockholders was $292 million and diluted earnings per share were $1.16. This compares to the first quarter of 2017 where, on a GAAP basis, sales were $3.7 billion, operating income was $244 million, net income attributable to Aramark stockholders was $125 million and diluted earnings per share were $0.50. First quarter GAAP diluted earnings per share increased 132% year-over-year, driven by a $184 million net benefit to the income tax provision related to tax reform.

Adjusted net income was $148 million or $0.59 per share, versus adjusted net income of $139 million or $0.55 per share in the first quarter of 2017. A weaker U.S. dollar increased sales by approximately $55 million, and had a positive impact on adjusted operating income of $3 million as well as a $0.01 positive impact on adjusted earnings per share.

STRATEGIC ACQUISITIONS
The Company completed the acquisition of Avendra LLC on December 11, 2017. Due to the short stub period, there was an immaterial impact on revenue and income in the quarter related to the Avendra acquisition. On January 19, 2018, the Company also completed the acquisition of AmeriPride Services LLC.

CAPITAL STRUCTURE & LIQUIDITY
Total trailing 12-month net debt to covenant adjusted EBITDA was 4.5x at the end of the quarter, a 70 basis point increase versus the prior year measurement. During the quarter, the Company borrowed a total of $1.3 billion to finance the acquisition of Avendra and related fees and expenses. At quarter-end the company had approximately $700 million in cash and availability on its revolving credit facility.

2018 OUTLOOK
The Company provides its expectations for full-year adjusted EPS and full-year free cash flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements, severance and other charges and the effect of currency translation.

The Company is increasing its outlook for 2018 adjusted EPS by 5-10 cents to a range of $2.15 to $2.30 per share, which includes 1-2 cents of currency benefit. This outlook now includes approximately 20 cents expected benefit related to tax reform, partly offset by 10-15 cents expected dilution due to the acquisitions. The Company continues to expect full-year free cash flow of greater than $400 million, which has not yet been updated to reflect the benefits of tax reform and the acquisitions.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 10 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's web site, www.aramark.com on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves Fortune 500 companies, world champion sports teams, state-of-the-art healthcare providers, the world’s leading educational institutions, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. Our 270,000 team members deliver experiences that enrich and nourish millions of lives every day through innovative services in food, facilities management and uniforms. We operate our business with social responsibility, focusing on initiatives that support our diverse workforce, advance consumer health and wellness, protect our environment, and strengthen our communities. Aramark is recognized as one of the World’s Most Admired Companies by FORTUNE, as well as an employer of choice by the Human Rights Campaign and DiversityInc. Learn more at www.aramark.com or connect with us on Facebook and Twitter.
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Selected Operational and Financial Metrics

Adjusted Sales (Organic)
Adjusted Sales (Organic) represents sales growth, adjusted to eliminate the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the going-private transaction in 2007 (the "2007 LBO"); the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; share-based compensation; and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision (benefit) for income taxes; depreciation and amortization; and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Adjusted Net Income
Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the 2007 LBO; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; share-based compensation; the effects of refinancings on interest and other financing costs, net; the impact of tax reform and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less net purchases of property and equipment, client contract investments and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Sales (Organic), Adjusted Operating Income (including on a constant currency basis), Covenant Adjusted EBITDA, Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis) and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to sales, operating income, net income, or earnings per share, determined in accordance with GAAP. Adjusted Sales (Organic), Adjusted Operating Income, Covenant Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow as presented by us, may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the 2007 Leveraged Buy-out - adjustments to eliminate the change in amortization and depreciation resulting from the purchase accounting applied to the January 26, 2007 going-private transaction executed with investment funds affiliated with GS Capital Partners, CCMP Capital Advisors, LLC and J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus LLC as well as approximately 250 senior management personnel.
Share-based compensation - adjustments to eliminate compensation expense related to the Company's issuances of share-based awards and the related employer payroll tax expense incurred by the Company when employees exercise in the money stock options or vest in restricted stock awards.
Severance and other charges - adjustments to eliminate severance expenses and other costs incurred in the applicable period such as consulting costs related to streamlining initiatives ($6.5 million for the first quarter of 2018).
Merger and Integration Related Charges - adjustments to eliminate merger and integration related charges to the Avendra and AmeriPride acquisitions, including deal costs, costs for transitional employees, other acquired employee related costs, and integration related consulting costs ($19.4 million for the first quarter of 2018).
Gains, losses and settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income from prior years' loss experience that were favorable under our casualty insurance program ($12.9 million gain for the first quarter of 2018 and $6.3 million gain for the first quarter of 2017), multiemployer pension plan withdrawal charges ($1.6 million for the first quarter of 2018) and the impact of the change in fair value related to certain gasoline and diesel agreements ($1.8 million gain for the first quarter of 2018 and $4.7 million gain for the first quarter of 2017).
Effect of currency translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.
Effect of refinancing on interest and other financing costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as third party costs and non-cash charges for the write-offs of debt issuance costs.
Effect of tax reform on provision for income taxes - adjustments to eliminate the impact of tax reform that is not indicative of our ongoing tax position based on the new tax policies and certain other adjustments.
Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements under the heading "2018 Outlook" and including with respect to, without limitation, the benefits and costs of our acquisitions of each of Avendra and AmeriPride and related financings, as well as statements regarding these companies’ services and products and statements relating to our business and growth strategy. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are or remain confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words.
Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and our estimated benefits and costs of our acquisitions are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results or the costs and benefits of the acquisitions include without limitation: unfavorable economic conditions; natural disasters, global calamities, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; the inability to achieve cost savings through our cost reduction efforts; our expansion strategy; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with, or to the business of, our primary distributor; the inability to hire and retain sufficient qualified personnel or increases in labor costs; healthcare reform legislation; the contract intensive nature of our business, which may lead to client disputes; seasonality; disruptions in the availability of our computer systems or privacy breaches; failure to achieve and maintain effective internal controls; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; our ability to successfully integrate the businesses of Avendra and AmeriPride and costs and timing related thereto, the risk of unanticipated restructuring costs or assumption of undisclosed liabilities, the risk that we are unable to achieve the anticipated benefits (including tax benefits) and synergies of the acquisition of AmeriPride and Avendra including whether the proposed transactions will be accretive and within the expected timeframes, the availability of sufficient cash to repay certain indebtedness and our decision to utilize the cash for that purpose, the disruption of the transactions to each of Avendra and AmeriPride and their respective managements; the effect of the transactions on each of Avendra's and AmeriPride's ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties, our ability to attract new or maintain existing customer and supplier relationships at reasonable cost, our ability to retain key personnel and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 22, 2017 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website www.aramark.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	December 29, 2017	December 30, 2016
Sales	$3,965,118	$3,735,383
Costs and Expenses:
Cost of services provided	3,520,064	3,299,329
Depreciation and amortization	133,849	126,527
Selling and general corporate expenses	92,168	65,472
	3,746,081	3,491,328
Operating income	219,037	244,055
Interest and Other Financing Costs, net	76,299	65,677
Income Before Income Taxes	142,738	178,378
(Benefit) Provision for Income Taxes	(149,702)	52,943
Net income	292,440	125,435
Less: Net income attributable to noncontrolling interest	156	96
Net income attributable to Aramark stockholders	$292,284	$125,339

Earnings per share attributable to Aramark stockholders:
Basic	$1.19	$0.51
Diluted	$1.16	$0.50
Weighted Average Shares Outstanding:
Basic	245,086	244,758
Diluted	252,244	252,593

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	December 29, 2017	September 29, 2017
Assets

Current Assets:
Cash and cash equivalents	$185,663	$238,797
Receivables	1,813,276	1,615,993
Inventories	614,914	610,732
Prepayments and other current assets	198,434	187,617
Total current assets	2,812,287	2,653,139
Property and Equipment, net	1,035,233	1,042,031
Goodwill	5,253,116	4,715,511
Other Intangible Assets	1,901,528	1,120,824
Other Assets	1,524,658	1,474,724
	$12,526,822	$11,006,229

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$71,173	$78,157
Accounts payable	833,429	955,925
Accrued expenses and other current liabilities	1,107,965	1,334,013
Total current liabilities	2,012,567	2,368,095
Long-Term Borrowings	6,976,508	5,190,331
Deferred Income Taxes and Other Noncurrent Liabilities	805,464	978,944
Redeemable Noncontrolling Interest	9,889	9,798
Total Stockholders' Equity	2,722,394	2,459,061
	$12,526,822	$11,006,229

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended
	December 29, 2017	December 30, 2016

Cash flows from operating activities:
Net income	$292,440	$125,435
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	133,849	126,527
Deferred income taxes	(178,231)	819
Share-based compensation expense	16,489	16,224
Changes in operating assets and liabilities	(590,893)	(296,738)
Other operating activities	14,897	1,707
Net cash used in operating activities	(311,449)	(26,026)

Cash flows from investing activities:
Net purchases of property and equipment, client contract investments and other	(117,747)	(105,251)
Acquisitions, divestitures and other investing activities	(1,325,039)	(879)
Net cash used in investing activities	(1,442,786)	(106,130)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	1,631,665	32,378
Net change in funding under the Receivables Facility	136,050	132,000
Payments of dividends	(25,779)	(25,246)
Proceeds from issuance of common stock	4,929	3,121
Repurchase of stock	(24,410)	—
Other financing activities	(21,354)	(15,726)
Net cash provided by financing activities	1,701,101	126,527
Decrease in cash and cash equivalents	(53,134)	(5,629)
Cash and cash equivalents, beginning of period	238,797	152,580
Cash and cash equivalents, end of period	$185,663	$146,951

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	December 29, 2017
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Sales (as reported)	$2,649,526	$912,982	$402,610		$3,965,118
Operating Income (as reported)	$180,118	$46,021	$44,472	$(51,574)	$219,037
Operating Income Margin (as reported)	6.80%	5.04%	11.05%		5.52%

Sales (as reported)	$2,649,526	$912,982	$402,610		$3,965,118
Effect of Currency Translation	(2,187)	(52,627)	—		(54,814)
Adjusted Sales (Organic)	$2,647,339	$860,355	$402,610		$3,910,304
Sales Growth (as reported)	4.67%	12.90%	1.81%		6.15%
Adjusted Sales Growth (Organic)	4.59%	6.39%	1.81%		4.68%

Operating Income (as reported)	$180,118	$46,021	$44,472	$(51,574)	$219,037
Amortization of Acquisition-Related Customer Relationship Intangible Assets and Depreciation of Property and Equipment Resulting from the 2007 LBO	14,127	(403)	—	—	13,724
Share-Based Compensation	290	59	115	16,635	17,099
Severance and Other Charges	643	—	—	5,842	6,485
Merger and Integration Related Charges	2,854	—	2,958	13,559	19,371
Gains, Losses and Settlements impacting comparability	(9,512)	—	(1,746)	(1,831)	(13,089)
Adjusted Operating Income	$188,520	$45,677	$45,799	$(17,369)	$262,627
Effect of Currency Translation	(496)	(2,246)	—	—	(2,742)
Adjusted Operating Income (Constant Currency)	$188,024	$43,431	$45,799	$(17,369)	$259,885

Operating Income Growth (as reported)	2.18%	13.29%	(17.28)%	(93.89)%	(10.25)%
Adjusted Operating Income Growth	(0.58)%	11.52%	(12.06)%	(8.76)%	(1.52)%
Adjusted Operating Income Growth (Constant Currency)	(0.84)%	6.04%	(12.06)%	(8.76)%	(2.55)%
Adjusted Operating Income Margin (Constant Currency)	7.10%	5.05%	11.38%		6.65%

	Three Months Ended
	December 30, 2016
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Sales (as reported)	$2,531,259	$808,673	$395,451		$3,735,383
Adjusted Sales (Organic)	$2,531,259	$808,673	$395,451		$3,735,383

Operating Income (as reported)	$176,267	$40,624	$53,764	$(26,600)	$244,055
Amortization of Acquisition-Related Customer Relationship Intangible Assets and Depreciation of Property and Equipment Resulting from the 2007 LBO	17,026	180	(383)	—	16,823
Share-Based Compensation	139	153	34	16,340	16,666
Gains, Losses and Settlements impacting comparability	(3,817)	—	(1,336)	(5,710)	(10,863)
Adjusted Operating Income	$189,615	$40,957	$52,079	$(15,970)	$266,681

Operating Income Margin (as reported)	6.96%	5.02%	13.60%		6.53%
Adjusted Operating Income Margin	7.49%	5.06%	13.17%		7.14%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 29, 2017	December 30, 2016

Net Income Attributable to Aramark Stockholders (as reported)	$292,284	$125,339
Adjustment:
Amortization of Acquisition-Related Customer Relationship Intangible Assets and Depreciation of Property and Equipment Resulting from the 2007 LBO	13,724	16,823
Share-Based Compensation	17,099	16,666
Severance and Other Charges	6,485	—
Merger and Integration Related Charges	19,371	—
Gains, Losses and Settlements impacting comparability	(13,089)	(10,863)
Effects of Refinancing on Interest and Other Financing Costs, net	12,439	—
Effect of Tax Reform on Provision for Income Taxes	(183,808)	—
Tax Impact of Adjustments to Adjusted Net Income	(16,221)	(8,503)
Adjusted Net Income	$148,284	$139,462
Effect of Currency Translation, net of Tax	(2,051)	—
Adjusted Net Income (Constant Currency)	$146,233	$139,462

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$292,284	$125,339
Diluted Weighted Average Shares Outstanding	252,244	252,593
	$1.16	$0.50
Earnings Per Share Growth (as reported)	132.00%

Adjusted Earnings Per Share
Adjusted Net Income	$148,284	$139,462
Diluted Weighted Average Shares Outstanding	252,244	252,593
	$0.59	$0.55
Adjusted Earnings Per Share Growth	7.27%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$146,233	$139,462
Diluted Weighted Average Shares Outstanding	252,244	252,593
	$0.58	$0.55
Adjusted Earnings Per Share Growth (Constant Currency)	5.45%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 29, 2017	December 30, 2016

Net Income Attributable to Aramark Stockholders (as reported)	$540,868	$319,802
Interest and Other Financing Costs, net	298,037	309,740
(Benefit) Provision for Income Taxes	(56,190)	146,306
Depreciation and Amortization	515,534	494,774
Share-based compensation expense(1)	65,420	57,897
Pro forma EBITDA for equity method investees(2)	13,590	15,269
Pro forma EBITDA for certain transactions(3)	82,887	2,718
Other(4)	60,477	28,300
Covenant Adjusted EBITDA	$1,520,623	$1,374,806

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$7,047,681	$5,412,458
Less: Cash and cash equivalents	$185,663	$146,951
Net Debt	$6,862,018	$5,265,507
Covenant Adjusted EBITDA	$1,520,623	$1,374,806
Net Debt/Covenant Adjusted EBITDA	4.5	3.8

(1) Represents compensation expense related to the Company's issuances of share-based awards but does not include the related employer payroll tax expense incurred by the Company when employees exercise in the money stock options or vest in restricted stock awards.

(2) Represents our estimated share of EBITDA primarily from our AIM Services Co., Ltd. equity method investment, not already reflected in our net income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.

(3) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(4) Other for the twelve months ended December 29, 2017 and December 30, 2016, respectively, includes organizational streamlining initiatives ($18.4 million costs and $26.8 million costs), the impact of the change in fair value related to certain gasoline and diesel agreements ($3.3 million loss and $13.8 million gain), expenses related to acquisition costs ($21.7 million and $4.0 million) and other miscellaneous expenses. The twelve months ended December 29, 2017 also includes the estimated impact of natural disasters ($17.0 million, of which $6.1 million related to asset write-downs). The twelve months ended December 30, 2016 also includes property and other asset write-downs associated with the sale of a building ($5.1 million) and asset write-offs (5.0 million).